UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     June 11, 2010

CHINA ARMCO METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Waters Park Drive, Suite 98, San Mateo, CA	94403
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7620

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On June 11, 2010 China Armco Metals, Inc. ("we”, "us” or “our”) entered into a Guaranty Cooperation Agreement with Henan Chaoyang Steel Co., Ltd. (“Henan Chaoyang”), a related party, in order to provide additional liquidity to meet our anticipated capital requirements to fuel the expected growth of our recently launched scrap metal recycling facility and the expansion of our metal ore trading business in the coming years.  Under the terms of this guaranty, Henan Chaoyang agreed to provide unlimited joint guarantees to our subsidiary, Armet (Lianyungang) Renewable Resources Co., Ltd., for up to five (5) years for the following bank and credit lines:

•	Bank of China Lianyungang Branch’s project loan in the amount of RMB 90 million (approximately $13.2 million) which was guaranteed in 2009,
•	Bank of Communications Lianyungang Branch loan in the amount of RMB 50 million (approximately $7.3 million) which was approved on June 10, 2010 and is in the process of closing,
•	Bank of Jiangsu loan in the amount of RMB 30 million (approximately $4.4 million) which is pending lender approval, and
•	Bank of China’s additional loan for working capital of RMB 130 million (approximately $19.0 million) which is pending lender approval.

We used a portion of the proceeds of the 2009 loan from the Bank of China for property, plant and equipment expenditures related to our scrap metal recycling facility.  Further, this loan is secured by these assets in addition to our land use right on which this facility was constructed.  We expect to use the proceeds from the Bank of Communications’ loan for working capital of our scrap metal recycling facility.  When approved, we intend to use the proceeds from the Bank of Jiangsu loan for working capital, and as set forth above, the proceeds from the pending Bank of China loan will be used for working capital.

Under the terms of the Guaranty Cooperation Agreement, the guaranteed amount will not exceed the total amount of all credit lines.  The term of the guarantee is for five years and we have the right to request the guarantor to renew the guarantees for loan terms which are less than five years.  We have provided Henan Chaoyang with a counter-guarantee which provides that if Henan Chaoyang should be required to assume any of our obligations under the guaranteed loans, we agreed to pay off all of these obligations and related expenses in a timely manner.

We have the right to apply to other banks for credit lines at the same or lesser amounts if the pending applications are not approved, but we require the consent of Henan Chaoyang to apply to other banks for credit lines.

Mr. Heping Ma, a member of our Board of Directors, is the founder, Chairman and 85% owner of Henan Chaoyang. As consideration for the guaranty, we will issue Henan Chaoyang 500,000 shares of our common stock valued at $1,940,000.  The amount of consideration is for the ability to utilize the guarantee and is not contingent on approval of any of the loans that are covered under the guarantee.

This transaction was approved by the members of our Board who are independent in the matter in accordance with our Related Persons Transaction Policy.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.23	Guaranty Cooperation Agreement dated June 11, 2010 between Henan Chaoyang Steel Co., Ltd. and China Armco Metals, Inc. (English translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ARMCO METALS, INC.

Date: June 17, 2010	By: /s/ Kexuan Yao
Kexuan Yao, CEO and Chairman of the Board